Exhibit 5.1

50 West Liberty Street, Suite 750 Reno, Nevada 89501 Main 775.323.1601 Fax 775.348.7250	A Professional Law Corporation

March 25, 2022

Board of Directors

Iveda Solutions, Inc.

1744 S. Val Vista Drive, Suite 213

Mesa, AZ 85204

Re: Iveda Solutions, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Iveda Solutions, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-261963) (the “Registration Statement”) filed on even date herewith by the Company with the Securities and Exchange Commission. The Registration Statement relates to the sale of up to an aggregate of 826,446 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share and accompanying warrants (the “Warrants”) to purchase up to an aggregate of 826,446 shares of Common Stock (the “Warrant Shares”), by Maxim Group LLC, pursuant to an underwriting agreement between the Company and Maxim Group LLC .

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement will be validly issued, fully paid and non-assessable, and the Warrant Shares, if issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants as incorporated in Exhibit 4.18 to the Registration Statement, will be validly issued, fully paid and non-assessable.

Iveda Solutions, Inc. March 25, 2022 Page Two

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer